Exhibit 99.1

            The St. Joe Company Reports First Quarter 2007
           Net Income of $19.9 Million, or $0.27 Per Share

   Resort and Residential Markets Remain Weak; Commercial and Rural
                       Land Sales Remain Steady

   Sale of JOE's Mid-Atlantic Homebuilding Unit, Saussy Burbank, is
                                Pending

             JOE Agrees to Sell Office Building Portfolio

    JACKSONVILLE, Fla.--(BUSINESS WIRE)--May 1, 2007--The St. Joe Company (NYSE:JOE) today announced that its Net Income for the first quarter 2007 was $19.9 million, or $0.27 per share, compared with $3.7 million, or $0.05 per share, for the first quarter of 2006. All per share references in this release are presented on a diluted basis.

    "Florida markets continue to work through the down side of the real estate cycle and residential inventories remain high in our markets," said JOE Chairman and CEO Peter S. Rummell. "We are selling a limited number of resort and primary residential units. High inventories remain an issue and sales activity is slow and sporadic. We knew heading into 2007 that this would be a difficult year in Florida's residential real estate markets - and it is proving to be just that. We don't expect to see our markets returning to health until 2008."

    "Traffic in our resort and seasonal residential sales centers seems to be made up primarily of end users, which we believe is long-term good news," said Rummell. "End users, unlike speculators, tend to take a longer and more deliberative approach to a real estate purchase, particularly with the choices available in the marketplace because of high inventories. Our national homebuilder partners continue to take down lots, and we are pleased with the way these relationships are performing, considering market conditions."

    "Commercial interest in Northwest Florida continues to run high," said Britt Greene, JOE's Chief Operating Officer. "During the first quarter, we closed nine commercial parcels, the majority located in Northwest Florida, for a total of $5.2 million. We currently have twelve additional sales under contract. There is interest and activity across our full range of commercial real estate products, including big box retail, community-based retail opportunities and JOE commerce parks. A number of national retailers and commercial developers are focused on Northwest Florida and looking closely at opportunities on JOE land. Our commercial pipeline is well positioned for further sales."

    "Rural land sales remain steady," said Greene. "We completed one large rural land sale, two conservation sales and seven smaller transactions in the first quarter. During that period, JOE sold 31,295 acres for a total of $46.7 million with per-acre prices ranging from approximately $1,300 to $33,300."

    JOE Announced Pending Sale of Saussy Burbank

    Yesterday, JOE announced that it has agreed to sell its mid-Atlantic homebuilding operations, primarily operating under the name Saussy Burbank, to an investor group based in Charlotte, North Carolina that includes Charles Teal and Jim Burbank.

    The estimated sales price of the pending sale, scheduled to close later this week, is approximately $74 million consisting of approximately $36 million in cash and $38 million in seller financing, the majority of which is secured by home inventory and is payable over eighteen months. The transaction is expected to generate no gain or loss beyond an impairment loss of $2.2 million recorded in the first quarter 2007. Proceeds from the transaction in the short-term are to be used to retire debt.

    JOE Acquired Bay Point Marina

    JOE announced last week the purchase of Bay Point Marina in Bay County near Panama City Beach, Florida from Bay Point Marina Company. Under the terms of the agreement, JOE invested $9.8 million for the acquisition. Subject to permitting, JOE intends to expand and improve the marina over the next two years.

    The marina, located in the heart of the Bay Point Resort, is one of the largest and most successful marinas in Northwest Florida. This marina inspired the creation of the nationally recognized Clean Marina Program administered by the Florida Department of Environmental Protection that recognizes those marinas that demonstrate a continued commitment to protecting the water and marine life. As currently configured, the Bay Point Marina has 136 slips and can accommodate yachts up to 120 feet in length.

    In addition to the purchase transaction, the agreement creates a strategic alliance between JOE and Flautt-Cornerstone Bay Point, LLC, owners of the adjacent Bay Point Resort. Under the terms of the alliance agreement, some JOE property owners could potentially have access to a range of amenities at the Bay Point Resort.

    "Marina entitlements are some of the most difficult to obtain," said Rummell. "The acquisition of the Bay Point Marina allows JOE to make available much sought-after amenities to property owners in select JOE communities that we expect could become a significant differentiator in the real estate marketplace. This strategic opportunity fits well with our broader regional strategy to provide access to Northwest Florida's extraordinary natural assets."

    JOE Agrees to Sell Office Building Portfolio

    Yesterday, JOE entered into a Purchase and Sale Agreement for the disposition of its seventeen-building office portfolio, containing approximately 2.25 million net rentable square feet, for $383 million. The transaction is currently in a due diligence period and is expected to close in the second quarter of 2007. Net proceeds from the transaction will be used to pay deferred taxes and initially pay down debt.

    "Given the relatively low capitalization rates and the abundant capital in office real estate, we felt this was the right time to monetize our building portfolio," said Rummell. "We are pleased with the pricing we obtained."

    JOE Names New Chief Financial Officer

    "In April, JOE announced that William McCalmont will join JOE as our new Chief Financial Officer," said Rummell. "Bill brings to the CFO position over 20 years of combined treasury, finance and CFO experience at financial, real estate and hospitality companies. He will be a strong addition to the JOE team, and we look forward to him joining us on May 10, 2007."

    "We are very appreciative that Mike Regan, our current Chief Financial Officer, delayed his retirement so that we could conduct a far-reaching and methodical search for a candidate with just the right combination of qualifications," said Rummell. "Mike will retire later this year after a decade of extraordinary service. His steady hand and deep insight created substantial value for shareholders. At the same time, he helped shape and form a JOE culture that can create much more value for the future."

    Focus on "Bringing Value Forward"

    "While our Florida markets are recovering, JOE continues to build a strong foundation for future value creation," said Rummell. "Using a wide variety of tools, ranging from land enhancement to infrastructure development to strategic alliances, we are focused on bringing future value forward. We've been adjusting our business and defining a strategy to ensure we can maximize value when our Florida markets return to health."

    "We are making progress on this front," said Rummell. "Efforts to relocate the Panama City airport are moving forward. Our homebuilding alliances are gaining momentum, and we are working with a range of strategic allies to stimulate the market and accelerate value creation. It remains unclear how long it will take to return to supply/demand equilibrium in our housing markets, but we are focused on doing what's necessary to ensure we are well-positioned for the future."

    Key Permit Issued for Gulf County Hospital

    The U.S. Army Corps of Engineers has given its approval for Sacred Heart Health System to build a new 25-bed hospital and medical office building along Highway 98 in Port St. Joe on a site to be donated by JOE. Sacred Heart estimates that groundbreaking will occur in June of this year, with the hospital projected to open in early 2009.

    "JOE is very pleased that the U.S. Army Corps of Engineers has approved a permit clearing the way for the construction of Sacred Heart Health System's proposed medical facility in Port St. Joe," said Greene. "Gulf County needs and deserves quality health care. Sacred Heart's arrival is an extremely important addition to the community, and we believe it will positively impact real estate sales in Gulf County."

    Airport Relocation Project Continues to Make Progress

    During the first quarter, The Panama City-Bay County Airport and Industrial District (Airport Authority) continued to make progress in its effort to relocate the airport to land that will be donated by JOE.

    In March, the Airport Authority identified Pittsburgh-based PCA Development as the high bidder to acquire the existing airport property and entered final contract negotiations. The Airport Authority also selected Houston-based KBR as the program manager and construction manager for the new airport. Final contract negotiations are also underway with KBR. And the Airport Authority selected eight firms as qualified to bid on site development, paving and lighting at the new airport. Completed bids must be returned no later than May 7, 2007.

    Previously JOE agreed to donate 4,000 acres to the Airport Authority when relocation funding and all permits are in place. On September 15, 2006, the Federal Aviation Administration (FAA) issued its Record of Decision (ROD) approving the relocation of the Panama City - Bay County International Airport to a site in West Bay. A Petition for Review of the ROD has been filed against the FAA by the Natural Resources Defense Council and other petitioners in New York Federal Circuit Court.

    Regulatory steps, including issuance of a Section 404 permit from the U.S. Army Corps of Engineers, remain before construction of the new airport can begin. The relocation of the airport is also dependent on adequate funding.

    Entitlements Pipeline

    On March 31, 2007, JOE owned approximately 774,000 acres, concentrated primarily in Northwest Florida. These holdings included approximately 331,000 acres within 10 miles of the coast of the Gulf of Mexico and approximately 396,000 acres outside the 10-mile coastal perimeter, plus approximately 47,000 acres in southwest Georgia.

    On March 31, 2007, JOE had land-use entitlements in hand or in process for approximately 46,000 residential units and approximately
14.4 million square feet of commercial space. An additional 977 acres was zoned for commercial uses. These entitlements are on approximately 58,000 acres.

    During the first quarter 2007, the Florida Department of Community Affairs found that the Deerpoint Cedar Grove comprehensive plan amendment was in compliance with all applicable law. Since no appeals were filed during the appeal period, the amendment for the Bay County project is now final with 950 units on 668 acres.

    A development order was obtained for the PineWood project which is also located in Bay County, Florida. The development order allows JOE to commence development of this project, which will contain approximately 264 units on 104 acres.

    See Tables 1, 2 and 3 below for additional information about our entitlements currently in hand or in process.

    Additional Updates

    JOE's Net Income for the first quarter was positively impacted by a $3.1 million income tax benefit - or $0.04 per share - related to the expected outcome from completion of an Internal Revenue Service audit. The completion of the audit will settle previously uncertain tax positions related to several prior year federal tax returns and allowed us to reverse previously reserved amounts.

    Also during the first quarter, JOE received a $3.5 million pretax insurance settlement relating to the defense of an outstanding litigation matter, which added $0.03 per share after tax.

    OUTLOOK

    "As we move through 2007, we are generally experiencing market and business conditions consistent with what we anticipated coming into the year," said Regan. "Commercial and rural land sales remain steady. Residential sales remain slow."

    "Existing high levels of inventory are impacting the supply-demand balance in our residential markets, which in turn is impacting JOE's performance," said Regan. "Our markets need to work through these existing inventories to restore balance. We have started to see a slight increase in both new and resale residential transactions in our markets. However, instead of reducing inventory, these transactions seem to have motivated a new group of sellers. As a result, inventory levels have remained high. We believe it will still take the remainder of this year and into 2008 to restore balance."

    "While sales activity remains slow, we are seeing signs of growth in the number of visitors to the region," said Regan. "For example, The WaterColor Inn and Resort has experienced a significant increase in year-over-year advance reservations. More than half of the reservations are from new visitors to the resort. Past history has shown a correlation between guests at the resort and homebuyers in JOE communities, so we are hopeful the increased reservation activity will translate into greater sales activity."

    "We partially attribute increased activity at The WaterColor Inn and Resort to the critical acclaim it has received, resulting in an increase in awareness," said Regan. "Earlier this year, The WaterColor Inn and Resort received AAA's prestigious Four Diamond Award, making it the only hotel in Northwest Florida to receive this rating. This designation follows the accolades received from Travel + Leisure magazine at the end of last year."

    "We are very pleased with our commercial land sales program and continue to see strong demand for the variety of commercial opportunities that we have made available," said Regan. "We believe that 2007 will continue to reflect the solid trend in commercial land sales that has been established over the last few years. We also remain confident in our continued rural land sales program."

    DIVIDENDS AND STOCK REPURCHASE

    A quarterly cash dividend of $0.16 per share of common stock was paid on March 30 to shareholders of record at the close of business on March 15.

    On March 30, 74,370,854 JOE shares were outstanding. The number of weighted-average diluted shares in the first quarter of 2007 was 74,257,412.

    During the first quarter of 2007, JOE paid an aggregate of $11.9 million for dividends and an additional $0.2 million for surrendered shares. The company did not purchase any of its shares on the open market. On March 30, approximately $103.8 million remained of the company's stock repurchase authorization. Table 4 below contains additional information on JOE's repurchase activity since 1998.

    Range of Anticipated Share Repurchase Activity

    "We continue to remain committed to making distributions to our shareholders, primarily through the dividend program, and on a secondary level through our share repurchase program when facts and circumstances warrant," said Regan. "Our expectation for the 2007 expenditures for dividend and share acquisition remains approximately $50 to $100 million. We intend to maintain a consistent approach exercising prudent capital management. As funds become available, we will continue to consider dividend and share repurchase activity along with other capital commitments."

    SEGMENT RESULTS

    RESIDENTIAL REAL ESTATE

    Pretax income (loss) from continuing operations for JOE's residential real estate segment was a loss of $(5.4) million for the first quarter of 2007, compared to income of $10.2 million in the first quarter of 2006.

    Pretax income from the discontinued operations of Saussy Burbank was $1.0 million for the first quarter 2007, compared to $1.9 million in the first quarter of 2006. First quarter 2007 pretax income from discontinued operations includes a $2.2 million impairment charge to approximate fair value, less costs to sell, of the proposed sale of Saussy Burbank.

    In the first quarter of 2007, the residential real estate segment, including Saussy Burbank, closed on the sales of 276 units and generated revenues from housing and home sites of $75.5 million, compared to 390 units and $120.5 million in revenues in the first quarter of 2006. See Table 5 below for additional information on our residential sales activity.

    JOE accepted contracts for 145 homes and 63 home sites in the first quarter of 2007, compared to 242 homes and 48 home sites in the first quarter last year. The decrease in home contracts and increase in home-site contracts reflect JOE's exit from homebuilding and our growing relationships with homebuilders. The slowing residential market and the build-out of some communities also impacted results. See Table 6 below for additional information on units placed under contract.

    The backlog of home sites and homes under contract was 200 units as of March 31, 2007, compared to 724 units as of March 31, 2006. See Table 7 below for additional backlog information.

    For the first quarter, the average margin for homes and home sites was 15.2 percent and 56.1 percent, compared to 21.4 percent and 60.7 percent, respectively, for the same period in 2006. The contraction of home and home site margins reflects a change of mix with more sales of primary community lots to homebuilders and fewer sales of higher-end resort products.

    "We continue to have success expanding our homebuilding alliances," said Greene. "During the first quarter, we had activity in five communities. Beazer Homes closed on the purchase of 18 JOE primary residential home sites with gross revenues of $0.9 million. David Weekley Homes closed on the purchase of 30 home sites with gross revenues of $2.4 million."

    See Table 8 below for additional information on homebuilder activity. Additional information on project activity is in Table 9 below.

    COMMERCIAL REAL ESTATE

    Pretax income from continuing operations for the commercial segment was $0.3 million for the first quarter 2007, compared to $0.9 million in the same quarter of 2006.

    Pretax (loss) from discontinued operations for the first quarter 2007 was $(1.0) million, compared to $(0.6) million in the first quarter of 2006. See Table of Quarterly Discontinued Operations below for net-of-tax results.

    During the first quarter of 2007, JOE closed on nine commercial transactions totaling $5.2 million. Notable transactions include two sales at the Airport Commerce Park in Tallahassee totaling five acres at approximately $169,000 per acre, two sales in SouthWood in Tallahassee totaling 2.8 acres at approximately $177,000 per acre and two sales in Bay County totaling 5.9 acres ranging from $89,000 to $549,000 per acre.

    Information on JOE's commercial land sales activity can be found in Table 10 below. Table 11 contains information on JOE's portfolio of office buildings.

    RURAL LAND SALES

    The Rural Land Sales segment had pretax income from continuing operations of $40.4 million in the first quarter of 2007, compared to $11.4 million in the first quarter of 2006.

    In the first quarter of 2007, JOE closed on 10 rural land sales totaling 31,295 acres for an average price of $1,500 per acre. In the first quarter of 2006, JOE sold a total of 5,041 acres at an average price of $3,100 per acre.

    "We sold one large parcel of 26,943 acres located in Liberty and Gadsden counties for $1,281 per acre to a buyer who approached us with interest in the tract," said Greene. "After analysis of the physical characteristics and location of the land, we determined that it would take a significant amount of time and effort before we would be able to realize a higher and better value on this particular parcel."

    In a second transaction, JOE sold a 2,845 acre tract of conservation land in Franklin County to the State of Florida for an average price of $1,740. In a third transaction, JOE sold a 1,064 acre tract of conservation land to The Nature Conservancy for an average per acre price of $4,700. The remaining seven transactions were for an average price of $4,816 per acre.

    Additional information on JOE's Rural Land Sales activity can be found in Table 12 below.

    TABLES AND DATA

    Table 1 summarizes JOE's Florida residential and mixed-use projects with land-use entitlements as of March 31, 2007. This table includes multifamily sites, which are in our commercial operations. Also detailed in the table are commercial entitlements, in terms of square feet, that are entitled as part of JOE's mixed-use projects. These commercial entitlements include retail, office and industrial uses.



                               Table 1
                 Summary of Land-Use Entitlements (1)
       Active JOE Residential and Mixed-Use Projects in Florida
                            March 31, 2007




                                                Project     Project
      Project        Class.(2)      County        Acres     Units (3)
------------------- ------------ ------------- ---------- ------------

In Development:(6)
-------------------
Artisan Park (7)         PR      Osceola             175          616
Cutter Ridge             PR      Franklin             10           25
Hawks Landing            PR      Bay                  88          168
Landings at Wetappo      RR      Gulf                113           24
Palmetto Trace           PR      Bay                 141          481
Paseos (7)               PR      Palm Beach          175          325
PineWood                 PR      Bay                 104          264
RiverCamps on
 Crooked Creek           RS      Bay               1,491          408
Rivercrest (7)           PR      Hillsborough        413        1,382
RiverSide at
 Chipola                 RR      Calhoun             120           10
RiverTown                PR      St. Johns         4,170        4,500
SevenShores (Perico
 Island)                 RS      Manatee             192          686
SouthWood               VAR      Leon              3,370        4,770
St. Johns Golf &
 Country Club            PR      St. Johns           880          799
SummerCamp               RS      Franklin            762          499
The Hammocks             PR      Bay                 133          457
Victoria Park            PR      Volusia           1,859        4,200
WaterColor               RS      Walton              499        1,140
WaterSound              VAR      Walton            2,425        1,432
WaterSound Beach         RS      Walton              256          511
WaterSound West
 Beach                   RS      Walton               62          199
WindMark Beach           RS      Gulf              2,020        1,662
                                               ---------- ------------
     Subtotal                                     19,458       24,558
                                               ---------- ------------

In Pre-Development:
 (6)
-------------------
Avenue A                 PR      Gulf                  6           96
Bayview Estates          PR      Gulf                 31           45
Bayview Multifamily      PR      Gulf                 20          300
Beacon Hill              RR      Gulf                  3           12
Beckrich NE              PR      Bay                  15           70
Boggy Creek              PR      Bay                 630          526
Bonfire Beach            RS      Bay                 550          750
College Station          PR      Bay                 567          800
DeerPoint Cedar
 Grove                   PR      Bay                 668          950
East Lake Creek          PR      Bay                  81          313
East Lake Powell         RS      Bay                 181          360
Hills Road               RS      Bay                  30          356
Howards Creek            RR      Gulf                  8           33
Laguna Beach West        PR      Bay                  59          382
Long Avenue              PR      Gulf                 10           30
Palmetto Bayou           PR      Bay                  58          217
ParkSide                 PR      Bay                  48          480
Pier Park NE            VAR      Bay                  57          460
Pier Park Timeshare      RS      Bay                  13          125
Port St. Joe Town
 Center                 VAR      Gulf                180          624
Powell Adams             RS      Bay                  32        1,425
RiverCamps on Sandy
 Creek                   RS      Bay               6,500          624
Sabal Island             RS      Gulf                 45           18
The Cove                 RR      Gulf                 57           81
Timber Island (8)        RS      Franklin             49          407
Topsail                 VAR      Walton              115          627
Wavecrest                RS      Bay                   7           95
WestBay Corners SE      VAR      Bay                 100          524
WestBay Corners SW       PR      Bay                  64          160
WestBay DSAP            VAR      Bay              15,089        5,628
WestBay Landing         VAR      Bay                 950          214
WhiteFence Farms,
 Red Hills               RR      Leon                373           61
                                               ---------- ------------
     Subtotal                                     26,596       16,793
                                               ---------- ------------
Total                                             46,054       41,351
                                               ========== ============



                    Residential Residential                Remaining
                      Units     Units Under    Total       Commercial
                      Closed     Contract    Residential  Entitlements
                       Since       as of        Units      (Sq. Ft.)
      Project        Inception   3/31/07(4)  Remaining(4)      (5)
------------------- ----------- ----------- ------------- ------------

In Development:(6)
-------------------
Artisan Park (7)           532           8            76           --
Cutter Ridge                --          --            25           --
Hawks Landing               80          --            88           --
Landings at Wetappo          7          --            17           --
Palmetto Trace             466          --            15           --
Paseos (7)                 322          --             3           --
PineWood                    --          --           264           --
RiverCamps on
 Crooked Creek             182          --           226           --
Rivercrest (7)           1,377           1             4           --
RiverSide at
 Chipola                     2          --             8           --
RiverTown                   --          --         4,500      500,000
SevenShores (Perico
 Island)                    --           3           683        9,000
SouthWood                2,181           6         2,583    4,697,360
St. Johns Golf &
 Country Club              793           1             5           --
SummerCamp                  80          --           419       25,000
The Hammocks               454          --             3           --
Victoria Park            1,298           1         2,901      854,254
WaterColor                 873           1           266       47,600
WaterSound                  18          --         1,414      457,380
WaterSound Beach           422           8            81       29,000
WaterSound West
 Beach                      17          --           182           --
WindMark Beach             130          --         1,532       75,000
                    ----------- ----------- ------------- ------------
     Subtotal            9,234          29        15,295    6,694,594
                    ----------- ----------- ------------- ------------

In Pre-Development:
 (6)
-------------------
Avenue A                    --          --            96           --
Bayview Estates             --          --            45           --
Bayview Multifamily         --          --           300           --
Beacon Hill                 --          --            12           --
Beckrich NE                 --          --            70           --
Boggy Creek                 --          --           526           --
Bonfire Beach               --          --           750       70,000
College Station             --          --           800           --
DeerPoint Cedar
 Grove                      --          --           950           --
East Lake Creek             --          --           313           --
East Lake Powell            --          --           360       30,000
Hills Road                  --          --           356           --
Howards Creek               --          --            33           --
Laguna Beach West           --          --           382           --
Long Avenue                 --          --            30           --
Palmetto Bayou              --          --           217       90,000
ParkSide                    --          --           480           --
Pier Park NE                --          --           460      190,000
Pier Park Timeshare         --          --           125           --
Port St. Joe Town
 Center                     --          --           624      500,000
Powell Adams                --          --         1,425           --
RiverCamps on Sandy
 Creek                      --          --           624           --
Sabal Island                --          --            18           --
The Cove                    --          --            81           --
Timber Island (8)           --          --           407       14,500
Topsail                     --          --           627      300,000
Wavecrest                   --          --            95           --
WestBay Corners SE          --          --           524       50,000
WestBay Corners SW          --          --           160           --
WestBay DSAP                --          --         5,628    4,330,000
WestBay Landing             --          --           214           --
WhiteFence Farms,
 Red Hills                  --          --            61           --
                    ----------- ----------- ------------- ------------
     Subtotal               --          --        16,793    5,574,500
                    ----------- ----------- ------------- ------------
Total                    9,234          29        32,088   12,269,094
                    =========== =========== ============= ============


(1) A project is deemed land-use entitled when all major discretionary governmental land-use approvals have been received. Some of these projects may require additional permits for development and/or build-out; they also may be subject to legal challenge.
(2) Current JOE land classifications:
-- PR - Primary residential.
-- RS - Resort and seasonal residential, which includes RiverCamps.
-- RR - Rural residential, which includes WhiteFence Farms, Homesteads and other rural residential products.
-- VAR - Includes multiple classifications. For example, a project may have substantial commercial and residential acres.
(3) Project units represent the maximum number of units entitled or currently expected at full build-out. The actual number of units or square feet to be constructed at full build-out may be lower than the number entitled or currently expected.
(4) Excludes our Mid-Atlantic region that includes activity in North and South Carolina where we are primarily engaged in homebuilding, and not obtaining entitlements.
(5) Represents the remaining square feet with land-use entitlements as designated in a development order or expected given the existing property land use or zoning and present plans. Commercial entitlements include retail, office and industrial uses. Industrial uses total 6,128,381 square feet including SouthWood, RiverTown and the West Bay DSAP.
(6) A project is "in development" when construction on the project has commenced. A project in "pre-development" has land-use entitlements but is still under internal evaluation or requires one or more additional permits prior to the commencement of construction.
(7) Artisan Park is 74 percent owned by JOE. Paseos and Rivercrest are each 50 percent owned by JOE.
(8) Timber Island entitlements include seven residential units and 400 units for hotel or other transient uses (including units held with fractional ownership such as private residence clubs) and include 480 wet/dry marina slips.




                               Table 2
           Proposed JOE Residential and Mixed-Use Projects
          In the Land-Use Entitlement Process in Florida (1)
                            March 31, 2007


                                                           Estimated
                                                Estimated  Commercial
                                                Project   Entitlements
                                        Project   Units    (Sq. Ft.)
      Project        Class (2)  County   Acres     (3)         (3)
-------------------- --------- -------- ------- --------- ------------
Carrabelle East         PR     Franklin    200       600           --
Country Walk            RR     Bay       1,300       125           --
Panama City Beach
 Mixed Use              VAR    Bay       1,414     3,100      635,000
Port St. Joe Draper,
 Phase 1                PR     Gulf        639     1,200           --
Port St. Joe Draper,
 Phase 2                PR     Gulf        981     2,125           --
SouthSide               VAR    Leon      1,625     2,800    1,150,000
South Walton
 Multifamily            PR     Walton       40       212           --
Star Avenue North       VAR    Bay         271     1,248      380,000
St. James Island
 McIntyre               RR     Franklin  1,704       340           --
St. James Island
 RiverCamps             RS     Franklin  2,500       500           --
St. James Island
 Granite Point          RS     Franklin  1,000     2,000           --
The Cove, Phase 3       RR     Gulf          7        26           --
                                        ------- --------- ------------
Total                                   11,681    14,276    2,165,000
                                        ======= ========= ============


(1) A project is deemed to be in the land-use entitlement process when customary steps necessary for the preparation and submittal of an application, such as conducting pre-application meetings or similar discussions with governmental officials, have commenced and/or an application has been filed. All projects listed have significant entitlement steps remaining that could affect their timing, scale and viability. There can be no assurance that these entitlements will ultimately be received.
(2) Current JOE land classifications:
-- PR - Primary residential.
-- RS - Resort and seasonal residential, which includes RiverCamps.
-- RR - Rural residential, which includes WhiteFence Farms, Homesteads and other rural residential products.
-- VAR - Includes multiple classifications. For example, a project may have substantial commercial and residential acres.
(3) The actual number of units or square feet to be constructed at full build-out may be lower than the number ultimately entitled.




                               Table 3
      Summary of Additional Commercial Land-Use Entitlements (1)
      (Commercial Projects Not Included in Tables 1 and 2 Above)
                Active JOE Florida Commercial Projects
                            March 31, 2007

                                                   Acres
                                                    Under
                                       Acres Sold  Contract   Total
                               Project   Since     As of      Acres
       Project         County   Acres   Inception  3/31/07   Remaining
--------------------- -------- ------- ---------- --------- ----------
Airport Commerce      Leon         45          5         1         39
Airport Road          Franklin     13         --        --         13
Alf Coleman Retail    Bay          25         17        --          8
Avery St. Retail      Bay          10         10        --         --
Beach Commerce        Bay         157        149         2          6
Beach Commerce II     Bay         112         11         4         97
Beckrich Office Park  Bay          16         12         2          2
Beckrich Retail       Bay          43         19        18          6
Cedar Grove Commerce  Bay          51         --        --         51
Franklin Industrial   Franklin      7         --        --          7
Glades Retail         Bay          14         --        --         14
Gulf Boulevard        Bay          76         21        --         55
Hammock Creek
 Commerce             Gadsden     165         27        --        138
Mill Creek Commerce   Bay          37         --        --         37
Nautilus Court        Bay          11          4        --          7
Port St. Joe Commerce
 II                   Gulf         39          9        --         30
Port St. Joe Commerce
 III                  Gulf         54         --        --         54
Port St. Joe Medical  Gulf         19         --        --         19
Powell Hills Retail   Bay          44         --        44         --
South Walton Commerce Walton       39         18        --         21
                               ------- ---------- --------- ----------
Total                             977        302        71        604
                               ======= ========== ========= ==========

(1) A project is deemed land-use entitled when all major discretionary governmental land-use approvals have been received. Some of these projects may require additional permits for development and/or build-out; they also may be subject to legal challenge. Includes significant JOE projects that are either operating, under development or in the pre-development stage.




                               Table 4
                      Stock Repurchase Activity
                        Through March 31, 2007

                              Shares
                -----------------------------------
                                                    Total Cost
                            Surrendered                (in     Average
    Period       Purchased      (1)        Total     millions)  Price
--------------- ----------- ----------- ----------- ---------- -------

1998             2,574,200      11,890   2,586,090      $55.5  $21.41
1999             2,843,200      11,890   2,855,090       69.5   24.31
2000             3,517,066          --   3,517,066       80.2   22.78
2001             7,071,300      58,550   7,129,850      176.0   24.67
2002             5,169,906     256,729   5,426,635      157.6   29.03
2003             2,555,174     812,802   3,367,976      102.9   30.55
2004             1,561,565     884,633   2,446,198      105.0   42.90
2005             1,705,000      68,648   1,773,648      124.8   70.33
2006               948,200     148,417   1,096,617       57.3   52.22
1st Quarter
 2007                   --       4,179       4,179        0.2   55.13
                ----------- ----------- ----------- ---------- -------
Total/Weighted
 Average        27,945,611   2,257,738  30,203,349     $929.1  $30.74
                =========== =========== =========== ========== =======

(1) Shares surrendered by company executives as payment for the strike price and taxes due on exercised stock options and the vesting of restricted stock.




                               Table 5
                       Residential Real Estate
                            Sales Activity
                     Three Months Ended March 31,
                           ($ in millions)

                     2007                           2006
         ------------------------------ ------------------------------

         Number          Cost           Number          Cost
           of              of             of              of
          Units          Sales  Gross    Units          Sales  Gross
          Closed Revenue   (1)   Profit  Closed Revenue   (1)   Profit
         ------- ------- ------ ------- ------- ------- ------ -------

Home
 Sites
 (2)         77   $12.3   $5.4    $6.9      52    $8.4   $3.3    $5.1
Homes (3)
 (4)        199    63.2   53.6     9.6     338   112.1   88.1    24.0
         ------- ------- ------ ------- ------- ------- ------ -------
Total       276   $75.5  $69.0   $16.5     390  $120.5  $91.5   $29.1
         ======= ======= ====== ======= ======= ======= ====== =======

(1) Cost of sales for home sites in the first quarter of 2007 consisted of $4.5 million in direct costs, $0.4 million in selling costs and $0.5 million in indirect costs. Cost of sales for home sites in the first quarter of 2006 consisted of $2.8 million in direct costs, $0.3 million in selling costs and $0.2 million in indirect costs. Cost of sales for homes in the first quarter of 2007 consisted of $45.5 million in direct costs, $3.2 million in selling costs and $4.9 million in indirect costs. Cost of sales for homes in the first quarter of 2006 consisted of $74.7 million in direct costs, $5.7 million in selling costs and $7.7 million in indirect costs.
(2) Profit has been deferred as a result of continuing development obligations at SummerCamp and WaterSound West Beach. As a consequence, revenue recognition and closings may occur in different periods.
(3) Homes include single-family, multifamily and Private Residence Club (PRC) units. Multifamily and PRC revenue is recognized, if preconditions are met, on a percentage-of-completion basis. As a consequence, revenue recognition and closings may occur in different periods. Percentage-of-completion accounting was utilized at Artisan Park in the first quarter of 2007. Paseos and Rivercrest, two unconsolidated joint ventures, are not included. Sales are substantially complete at both of these communities.
(4) Includes 147 home closings with revenues of $45.2 million and gross profit of $5.4 million in the first quarter of 2007, attributable to Saussy Burbank, compared to 146 home closings with revenues of $38.5 million and gross profit of $4.4 million in the first quarter of 2006.




                               Table 6
                       Residential Real Estate
                     Units Placed Under Contract
                     Three Months Ended March 31,

                                  2007      2006    Percentage Change
                                --------------------------------------
Home Sites                             63        48             31.3 %
Homes (1) (2)                         145       242             (40.1)
                                --------------------------------------
Total (1)                             208       290           (28.3) %
                                ======================================

(1) Homes include single-family homes, multifamily and PRC units. Paseos and Rivercrest, two unconsolidated joint ventures, are not included. Sales are substantially complete at both of these communities.
(2) 128 contracts accepted by Saussy Burbank for the three months ended March 31, 2007 and 167 contracts accept for the three months ended March 31, 2006.




                               Table 7
                       Residential Real Estate
                           Backlog (1) (2)
                           ($ in millions)

                                    March 31, 2007    March 31, 2006
                                  ------------------ -----------------
                                    Units   Revenues  Units   Revenues
                                  --------- -------- -------- --------
Home Sites                               7     $1.5       10     $1.6
Homes (3) (4)                          193     59.4      714    261.7
                                  --------- -------- -------- --------
Total                                  200    $60.9      724   $263.3
                                  ========= ======== ======== ========

(1) Backlog represents units under contract but not yet closed. Paseos and Rivercrest, two joint ventures 50 percent owned by JOE, are not included. Backlog at Paseos and Rivercrest totaled $0.2 million for 1 unit at the end of the first quarter of 2007, compared to $74.8 million for 281 units at the end of the first quarter of 2006.
(2) Excludes national homebuilder units committed but not under contract that are included in Table 8.
(3) As of March 31, 2007, there were no units subject to percentage-of-completion accounting in the homes backlog. As of March 31, 2006, there were 139 units subject to percentage-of completion accounting with related revenue of $62.1 million (of which $46.9 million had previously been recognized in the financial statements).
(4) Includes 172 contracts and $47.3 million of backlog at Saussy Burbank as of March 31, 2007, compared to 238 contracts and $71.0 million as of March 31, 2006. Contracts totaling 133 and $36.3 million are anticipated to close after the current expected sale date.




                               Table 8
                       Residential Real Estate
                     National Homebuilder Summary
                of Home Site Commitments and Purchases

                         Activity During the
                  Three Months Ended March 31, 2007

                            Total Units    Total Units   Average Price
                           Committed (1)  Closed 3/31/07 Closed Units
                           -------------- -------------- -------------
Beazer Homes
   Beckrich Point                     --             --           N/A
   Laguna West                        --             --           N/A
   SouthWood                          18             18       $49,288
   Victoria Park                      --             --           N/A
David Weekley Homes
   Hawks Landing                      15             15       $60,900
   Palmetto Trace                      5              5       $83,460
   ParkPlace                          --             --           N/A
   RiverCamps on Crooked
    Creek                             --             --           N/A
   SouthWood                          --             10      $110,060
   Victoria Park                      --             --           N/A
   WaterSound                         --             --           N/A
                           -------------- --------------
Total                                 38             48
                           ============== ==============

(1) Includes amounts under contract or committed.




                 April 1, 2006 through March 31, 2007

                 Total Units  Total Units    Average      Remaining
                 Committed      Closed         Price         Units
                     (1)        3/31/07    Closed Units  To Close (2)
                 ----------- ------------- ------------ --------------
Beazer Homes
  Beckrich Point         70            --          N/A             70
  Laguna West           350            --          N/A            350
  SouthWood             181           125      $50,038             56
  Victoria Park         179           179      $66,369             --
David Weekley
 Homes
  Hawks Landing         114            25      $97,440             89
  Palmetto Trace         61            53      $85,562              8
  ParkPlace              70            --          N/A             70
  RiverCamps on
   Crooked Creek          3             3     $209,667             --
  SouthWood             140            10      110,060            130
  Victoria Park          72            72     $102,444             --
  WaterSound              7             7     $144,248             --
                 ----------- -------------              --------------
Total                 1,247           474                         773
                 =========== =============              ==============

(1) Includes amounts under contract or committed.
(2) Units are excluded from data on Tables 6 and 7.




                               Table 9
                Residential Real Estate Sales Activity
                     Three Months Ended March 31,
                           ($ in thousands)


                                          2007
                     ------------------------------------------------
                     Units Closed Avg. Price  Accepted (1) Avg. Price
                     ------------ ----------- ------------ ----------
Artisan Park (2)
  Home Sites                   0        $0.0            0       $0.0
  Single-Family Homes         10       642.4           13      579.9
  Multifamily Homes           24       508.3            0        0.0
Hawks Landing
  Home Sites                  21        65.5           19       64.1
Palmetto Trace
  Home Sites                   5        83.5            5       83.5
  Single-Family Homes          1       269.5            1      269.5
Paseos (2)
  Single-Family Homes          0         0.0            0        0.0
RiverCamps on Crooked
 Creek
  Home Sites                   0         0.0            0        0.0
Rivercrest (2)
  Single-Family Homes         12       231.0            8      221.4
Saussy Burbank
  Single-Family Homes        147       308.8          128      285.7
SevenShores
  Multifamily Homes            0         0.0           (6)   1,025.4
SouthWood
  Home Sites                  35        81.3           26       78.1
  Single-Family Homes          4       370.7            0        0.0
St. Johns G & CC
  Home Sites                   2       157.5            0        0.0
  Single-Family Homes          6       474.2            4      433.3
SummerCamp
  Home Sites                   0         0.0            0        0.0
  Single-Family Homes          0         0.0           (1)     968.7
The Hammocks
  Home Sites                   0         0.0            0        0.0
  Single-Family Homes          1       153.7            1      153.7
Victoria Park
  Home Sites                   1       299.0            0        0.0
  Single-Family Homes          3       310.3            2      298.0
WaterColor
  Home Site                    2     1,362.7            3    1,117.3
  Single/Multifamily
   Homes                       1       775.0            1      775.0
  PRC Shares                   0         0.0            0        0.0
WaterSound
  Home Sites                   3       150.4            3      150.4
WaterSound Beach
  Home Sites                   1     1,421.4            0        0.0
  Single-Family Homes          2     2,286.2            2    2,172.5
  PRC Shares                   0         0.0            0        0.0
WaterSound West Beach
  Home Sites                   4       293.4            4      293.4
  Single-Family Homes          0         0.0            0        0.0
WindMark Beach
 Home Sites                    3       194.2            3      194.2
                     ------------ ----------- ------------ ----------
Total                        288      $310.5          216     $258.4
                     ============ =========== ============ ==========



                                           2006
                     -------------------------------------------------
                     Units Closed Avg. Price  Accepted (1) Avg. Price
                     ------------ ----------- ------------ -----------
Artisan Park (2)
  Home Sites                   1      $495.0            1      $495.0
  Single-Family Homes         20       675.8           13       797.5
  Multifamily Homes           16       303.3            4       535.8
Hawks Landing
  Home Sites                  23        71.7           23        71.7
Palmetto Trace
  Home Sites                   8        76.5            8        76.5
  Single-Family Homes         20       298.9            6       315.7
Paseos (2)
  Single-Family Homes         22       527.7            0         0.0
RiverCamps on Crooked
 Creek
  Home Sites                   3       241.7            1       240.0
Rivercrest (2)
  Single-Family Homes        110       196.8           (1)       27.4
Saussy Burbank
  Single-Family Homes        146       263.8          167       304.9
SevenShores
  Multifamily Homes            0         0.0            0         0.0
SouthWood
  Home Sites                   5        96.0            3        85.0
  Single-Family Homes         46       300.1           18       304.4
St. Johns G & CC
  Home Sites                   6       146.3            6       146.3
  Single-Family Homes         14       491.0           10       557.8
SummerCamp
  Home Sites                   1       354.0            2       371.5
  Single-Family Homes          0         0.0            0         0.0
The Hammocks
  Home Sites                   0         0.0            0         0.0
  Single-Family Homes         20       148.2            0         0.0
Victoria Park
  Home Sites                   3       237.3            3       232.3
  Single-Family Homes         51       290.2           21       344.7
WaterColor
  Home Site                    1       315.0            1       315.0
  Single/Multifamily
   Homes                       2       940.0            0         0.0
  PRC Shares                   0         0.0            0         0.0
WaterSound
  Home Sites                   0         0.0            0         0.0
WaterSound Beach
  Home Sites                   0         0.0            0         0.0
  Single-Family Homes          3       971.7            3       971.7
  PRC Shares                   0         0.0            0         0.0
WaterSound West Beach
  Home Sites                   1       736.4            0         0.0
  Single-Family Homes          0         0.0            0         0.0
WindMark Beach
 Home Sites                    0         0.0            0         0.0
                     ------------ ----------- ------------ -----------
Total                        522      $280.3          289      $319.7
                     ============ =========== ============ ===========


(1) Contracts accepted during the quarter. Contracts accepted and closed in the same quarter are also included as units closed. Average prices shown reflect variations in the product mix across time periods as well as price changes for similar product.
(2) JOE owns 74 percent of Artisan Park and 50 percent of each of Paseos and Rivercrest. Sales from Paseos and Rivercrest are not consolidated with the financial results of residential real estate.




                               Table 10
                        Commercial Land Sales
                     Three Months Ended March 31,

                  Number of               Gross Sales      Average
                     Sales    Acres Sold      Price       Price/Acre
                  ----------- ---------- -------------- --------------
                                         (in thousands) (in thousands)
      2007
Northwest Florida          6         13         $1,943           $149
Other                      3         19          3,256            171
                  ----------- ---------- -------------- --------------
Total                      9         32         $5,199           $162
                  =========== ========== ============== ==============
      2006
Northwest Florida          6         14         $2,065           $148




                               Table 11
               Investment Portfolio of Office Buildings
                            March 31, 2007

                    Number of         Net Rentable        Leased
   Location         Properties        Square Feet        Percentage
--------------- ------------------ ------------------ ----------------
   Florida              6                    609,000        94 %
   Georgia              8                  1,289,000        76
   Virginia             3                    354,000        97
                ------------------ ------------------ ----------------
   Total               17                  2,252,000        84 %
                ================== ================== ================




                               Table 12
                           Rural Land Sales
                     Three Months Ended March 31,

                                          Gross Sales      Average
                                              Price       Price/Acre
             Number of Sales Acres Sold  (in thousands) (in thousands)
             --------------- ----------- -------------- --------------
2007
FloridaWild        2              3,883         $9,905           $2.6
Woodlands          6             27,320         35,541            1.3
Other              2                 92          1,230           13.4
             --------------- ----------- -------------- --------------
Total              10            31,295        $46,676           $1.5
             =============== =========== ============== ==============
2006
Woodlands          22             4,882         11,998            2.5
Other              4                159          3,645           22.9
             --------------- ----------- -------------- --------------
Total              26             5,041        $15,643           $3.1
             =============== =========== ============== ==============




                            FINANCIAL DATA
               ($ in millions except per share amounts)
                        Summary Balance Sheet

                                    March 31, 2007   December 31, 2006
                                   ----------------- -----------------
Assets
Investment in real estate                    $889.4          $1,213.5
Cash and cash equivalents                      32.4              36.9
Accounts receivable                            17.5              25.8
Prepaid pension asset                         101.8             100.9
Property, plant and equipment, net             40.6              44.6
Other assets                                   83.1             138.7
Assets held for sale                          393.3                --
                                   ----------------- -----------------
Total assets                               $1,558.1          $1,560.4
                                   ================= =================

Liabilities and Stockholders' Equity
Debt                                         $604.7            $627.1
Accounts payable, accrued
 liabilities                                  177.0             250.6
Deferred income taxes                         167.2             211.1
Liabilities of assets held for sale           127.1                --
                                   ----------------- -----------------
Total liabilities                           1,076.0           1,088.8
Minority interest                               7.7              10.5
Total stockholders' equity                    474.4             461.1
                                   ----------------- -----------------
Total liabilities and stockholders'
 equity                                    $1,558.1          $1,560.4
                                   ================= =================




                            Debt Schedule

                                     March 31, 2007  December 31, 2006
                                   ----------------- -----------------
Revolving debt facility                      $210.0             $60.0
Senior notes                                  240.0             307.0
Bridge loan                                   100.0             100.0
Acquisition and other debt                      4.0               4.0
Other collateralized/specific asset
 related debt                                  50.7             156.1
                                   ----------------- -----------------
Total debt                                   $604.7            $627.1
                                   ================= =================




                  Consolidated Quarterly Comparisons

                                               Quarter Ended March 31,
                                               -----------------------
                                                  2007        2006
                                               ----------- -----------
Revenues:
   Real estate sales                                $82.4      $100.5
   Rental revenue                                     0.1         0.1
   Timber sales                                       7.0         8.5
   Other revenues                                     6.8         7.9
                                               ----------- -----------
      Total revenues                                 96.3       117.0
                                               ----------- -----------
Expenses:
   Cost of real estate sales                         26.5        59.6
   Cost of rental revenue                             0.1          --
   Cost of timber sales                               5.9         5.9
   Cost of other revenues                             8.5         8.3
   Other operating expenses                          15.0        17.3
   Corporate expense, net                             7.6        15.7
   Restructuring charges                              3.2          --
   Depreciation and amortization                      4.5         4.3
                                               ----------- -----------
      Total expenses                                 71.3       111.1
      Operating profit                               25.0         5.9
   Other income (expense)                             0.7        (1.7)
                                               ----------- -----------
Pretax income from continuing operations             25.7     4.2
Income tax expense                                   (6.5)       (1.9)
Minority interest expense                            (0.3)       (2.1)
Equity in income of unconsolidated affiliates         0.9         2.7
Discontinued operations, net of tax                   0.1         0.8
                                               ----------- -----------
Net income                                          $19.9        $3.7
                                               =========== ===========
Net income per diluted share                        $0.27        $0.5
                                               =========== ===========

Weighted average diluted shares outstanding    74,257,412  74,943,110
                                               =========== ===========




                    Quarterly Revenues by Segment

                                               Quarter Ended March 31,
                                               -----------------------
                                                  2007        2006
                                               ----------- -----------
Residential
   Real estate sales                                $30.2       $82.0
   Rental revenue                                      --          --
   Other revenues                                     6.8         7.7
                                               ----------- -----------
       Total Residential                             37.0        89.7
                                               ----------- -----------
Commercial real estate
   Real estate sales                                  5.5         2.8
   Rental revenue                                     0.1         0.1
   Other revenues                                      --         0.2
                                               ----------- -----------
       Total Commercial real estate                   5.6         3.1
                                               ----------- -----------
Rural Land real estate sales                         46.7        15.7
                                               ----------- -----------
Forestry sales                                        7.0         8.5
                                               ----------- -----------
       Total revenues                               $96.3      $117.0
                                               =========== ===========




                   Quarterly Segment Pretax Income
                      From Continuing Operations

              3/31   12/31   9/30  6/30  3/31 12/31  9/30  6/30  3/31
             2007(1)2006(1)2006(1) 2006  2006  2005  2005  2005  2005
             ---------------------------------------------------------
Residential
 Real Estate  $(5.4)  $4.3  $(7.6)$17.2 $10.2 $40.6 $26.9 $55.0 $24.9
Commercial
 Real Estate    0.3   13.9    8.6   1.9   0.9   5.2  13.8   2.6   1.1
Rural Land
 Sales         40.4   26.7   12.2  22.1  11.4  19.1  11.7  10.1   9.7
Forestry        0.4     --    1.4   0.9   2.0   0.4   0.6   1.6   2.0
Corporate and
 other        (10.0) (18.9) (16.3)(17.3)(20.3)(15.0)(16.1)(15.3)(13.8)
             ---------------------------------------------------------
Pretax income
 from
 continuing
 operations   $25.7  $26.0  $(1.7)$24.8  $4.2 $50.3 $36.9 $54.0 $23.9
             =========================================================

(1) Includes restructuring charges. See Restructuring Charges Pretax by Segment table below.




               Restructuring Charges Pretax by Segment
                     Quarter Ended March 31, 2007

                                             Rural Land
                      Residential Commercial    Sales    Other  Total
                      ----------- ---------- ----------- ------ ------
Write-off of
 capitalized
 homebuilding costs         $0.5        $--         $--    $--   $0.5
One-time termination
 benefits to employees       0.8        0.1         1.3    0.5    2.7
                      ----------- ---------- ----------- ------ ------
Total restructuring
 charges, pretax            $1.3       $0.1        $1.3   $0.5   $3.2
                      =========== ========== =========== ====== ======




                 Discontinued Operations, Net of Tax

                                               Quarter Ended March 31,
                                               -----------------------
                                                  2007        2006
                                               ----------- -----------
Income from Saussy Burbank, net of tax (1)           $0.7        $1.2
Loss from office buildings, net of tax               (0.6)       (0.4)
                                               ----------- -----------
Net income from discontinued operations              $0.1        $0.8
                                               =========== ===========

(1) Includes a $2.2 million impairment charge to approximate fair value, less costs to sell, of the proposed sale of Saussy Burbank.




                        Other Income (Expense)

                                               Quarter Ended March 31,
                                               -----------------------
                                                  2007        2006
                                               ----------- -----------
Dividend and interest income                         $1.3        $1.8
Interest expense                                     (4.7)       (1.8)
Other                                              4.1 (1)       (1.7)
                                               ----------- -----------
Total                                                $0.7       $(1.7)
                                               =========== ===========

(1) Includes a $3.5 million insurance settlement received in the first quarter of 2007.




            Equity in Income of Unconsolidated Affiliates

                                               Quarter Ended March 31,
                                               -----------------------
                                                  2007        2006
                                               ----------- -----------
Residential Real Estate                              $0.9        $2.7


    Reported results are preliminary and not final until the filing of our Form 10-Q with the SEC and, therefore, remain subject to adjustment.

    Conference Call Information

    JOE will host an interactive conference call to review the company's results for the quarter ended March 31, 2007, and to discuss our outlook on Tuesday, May 1, 2007, at 10:30 a.m. (EDT).

    To participate in the call, please phone 866-409-1555 (for domestic calls from the United States) or 888-203-1235 (for international calls) approximately ten minutes before the scheduled start time. You will be asked for a Confirmation Code which is:
3867431. Approximately three hours following the call, you may access a replay of the call by phoning 888-203-1112 (domestic) or 719-457-0820 (international) using access code 3867431. The replay will be available for one week.

    JOE will also web cast the conference call live over the internet in a listen-only format. Listeners can participate by visiting the company's web site at www.joe.com. Access will be available 15 minutes prior to the scheduled start time. A replay of the conference call will be posted to the JOE web site approximately three hours following the call. The replay of the call will be available for one week.

    About JOE

    The St. Joe Company (NYSE:JOE), a publicly held company based in Jacksonville, is one of Florida's largest real estate development companies. We are primarily engaged in real estate development and sales, with significant interests in timber. Our mission is to create places that inspire people and make JOE's Florida an even better place to live, work and play. We're no ordinary JOE.

    More information about JOE can be found at our web site at www.joe.com.

    Forward-Looking Statements

    We have made forward-looking statements in this earnings release, particularly in the Outlook Section, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts are forward-looking statements. You can find many of these forward-looking statements by looking for words such as "intend", "anticipate", "believe", "estimate", "expect", "plan", "should", "forecast" or similar expressions. In particular, forward-looking statements include, among others, statements about the following:

    -- future operating performance, revenues, earnings, cash flows, and short and long-term revenue and earnings growth rates;

    --  future residential and commercial entitlements;

    -- expected development timetables and projected timing for sales or closings of homes or home sites in a community;

    -- development approvals and the ability to obtain such approvals, including possible legal challenges;

    --  the anticipated price ranges of developments;

    -- the number of units or commercial square footage that can be supported upon full build out of a development;

    -- the number, price and timing of anticipated land or building sales or acquisitions;

    -- estimated land holdings for a particular use within a specific time frame;

    -- absorption rates and expected gains on land and home site sales;

    -- the levels of resale inventory in our developments and the regions in which they are located;

    -- the development of relationships with strategic partners, including homebuilders;

    --  the pace at which we release new products for sale;

    --  comparisons to historical projects;

    --  the amount of dividends we pay; and

    -- the number of shares of company stock which may be purchased under the company's existing or future share-repurchase program.

    Forward-looking statements are not guarantees of future performance. You are cautioned not to place undue reliance on any of these forward-looking statements. These statements are made as of the date hereof based on our current expectations, and we undertake no obligation to update the information contained in this release. New information, future events or risks may cause the forward-looking events we discuss in this earnings release not to occur.

    Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include the risk factors described in our annual report on Form 10-K for the year ended December 31, 2006 as well as, among others, the following:

    -- economic conditions, particularly in Northwest Florida, Florida as a whole and key areas of the southeastern United States that serve as feeder markets to our Northwest Florida operations;

    -- changes in the demographics affecting projected population growth in Florida, including the demographic migration of Baby Boomers;

    -- changes in perceptions or conditions in the national real estate market or the real estate markets in the states and regions in which we operate;

    -- the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes;

    -- whether our developments receive all land-use entitlements or other permits necessary for development and/or full build-out or are subject to legal challenge;

    -- local conditions such as the supply of homes and home sites and residential or resort properties or a change in the demand for real estate in an area;

    -- timing and costs associated with property developments and rentals;

    --  the pace of commercial development in Northwest Florida;

    --  competition from other real estate developers;

    -- changes in pricing of our products and changes in the related profit margins;

    -- changes in operating costs, including real estate taxes and the cost of construction materials;

    -- changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;

    -- changes in interest rates and the performance of the financial markets;

    -- changes in market rental rates for our commercial and resort properties;

    --  changes in the prices or availability of wood products;

    -- the pace of development of public infrastructure, particularly in Northwest Florida, including a proposed new airport in Bay County, which is dependent on various regulatory approvals and permits and the availability of adequate funding;

    -- potential liability under environmental laws or other laws or regulations;

    -- changes in laws, regulations or the regulatory environment affecting the development of real estate;

    -- fluctuations in the size and number of transactions from period to period;

    -- natural disasters, including hurricanes and other severe weather conditions, and the impact on current and future demand for our products in Florida;

    --  the prices and availability of labor and building materials;

    -- changes in insurance rates and deductibles for property in Florida, particularly in coastal areas;

    --  changes in gasoline prices; and

    --  acts of war, terrorism or other geopolitical events.

    The foregoing list is not exhaustive and should be read in conjunction with other cautionary statements contained in our periodic and other filings with the Securities and Exchange Commission.

    (C) 2007, The St. Joe Company. "St. Joe," "JOE," "Artisan Park," "Paseos," "Pier Park," "RiverCamps," "RiverTown," "SouthWood,"
"SummerCamp," "Victoria Park," "WaterColor," "WaterSound," "WhiteFence Farms," "WindMark," and the "Taking Flight" design are service marks of The St. Joe Company.

    CONTACT: The St. Joe Company, Jacksonville
             JOE Media Contact: Jerry M. Ray, 904-301-4430 jray@joe.com or
             JOE Investor Contact: Mike Daly, 904-301-4302 mdaly@joe.com